Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT
April 21, 2025	Krista Conlin, Krista@KCProjects.net

ServisFirst Bank Announces New Chief Credit Officer

Veteran Credit Executive, Jim Harper, Named Chief Credit Officer

BIRMINGHAM, Ala. – (BUSINESS WIRE) – ServisFirst Bank, a subsidiary of ServisFirst Bancshares (NYSE:SFBS), is pleased to announce the hiring of Jim Harper as Senior Vice President and Chief Credit Officer. A seasoned leader with more than two decades of experience in credit risk and portfolio management, Harper will oversee the Bank’s credit administration and approval processes, working closely with leadership to support the Bank’s continued growth and prudent lending practices.

“Jim Harper brings a wealth of experience and a strong reputation for sound credit judgment and strategic insight,” stated Tom Broughton, ServisFirst Bank Chairman, Chief Executive Officer, and President. “We are confident Jim’s leadership will continue to strengthen our credit platform as we build upon our strong foundation.”

Jim Harper, Chief Credit Officer

Harper joins ServisFirst Bank with over 20 years of experience in the banking industry, including more than a decade in senior credit roles with regional financial institutions. Most recently, he served as Executive Vice President, Senior Credit Risk Officer within a corporate banking group, where he played a critical role in credit decisioning and administration. He earned a Bachelor of Business Administration in Economics from Mississippi State University and a Master of Business Administration from the Owen Graduate School of Management at Vanderbilt University.

The current ServisFirst Bank Chief Credit Officer, Henry Abbott, will be stepping down from his role and transitioning into a consulting position within the Bank. Abbott will continue to support the credit team in a new capacity during this transition period.

For more information regarding ServisFirst Bank’s recent addition, please contact Krista Conlin at Krista@KCProjects.net. For more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK

ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state-of-the-art technology and a focus on quality service. Recently, the Bank announced that its assets exceed $18 billion. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. In April 2015, and annually thereafter, ServisFirst Bank has earned investment- grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

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